EXHIBIT 99.1

[LOGO OF WET SEAL]

Results

contact: Walter Parks, Executive Vice President/CAO

(949) 699-3922

THE WET SEAL, INC. ANNOUNCES FINANCIAL RESULTS

FOR FOURTH QUARTER, FISCAL YEAR 2002

FOOTHILL RANCH, CA, March 20, 2003 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported a net loss of $0.19 per share for the fourth quarter ended February 1, 2003, bringing the net income for fiscal year 2002 to $0.14 per diluted share. These results compare with net earnings of $0.49 per diluted share for the fourth quarter last year and $1.02 per diluted share for fiscal 2001. All earnings per share amounts have been adjusted for the 3-for-2 stock splits effected on May 9, 2002 and July 24, 2001.

Net sales for the fourth quarter totaled $161.2 million, compared with net sales of $181.5 million for the prior year’s fourth quarter. Comparable store sales declined 18.0 percent in the fourth quarter versus an increase of 7.0 percent in the fourth quarter of the prior year and 14.6 percent in the fourth quarter of fiscal 2000. Net sales for fiscal 2002 totaled $608.5 million, compared with $601.9 million for fiscal 2001, with comparable store sales decreasing 5.6 percent in fiscal 2002 compared to an increase of 4.7 percent in 2001.

“This has been an extremely challenging year for us,” said Irving Teitelbaum, chairman and interim chief executive officer. “Following a very successful Spring season, we experienced disappointing results in both the back-to-school and holiday selling periods. However, we have responded aggressively and appropriately, particularly in our efforts to clear inventory and enable the flow of fresh and exciting new merchandise to our stores. With this year’s Spring season now underway, we have new product arriving in our stores every week, and look forward to returning to more acceptable levels of sales and profitability as the year unfolds.”

At fiscal year end, the company’s balance sheet remained strong, with cash and investments totaling $94.8 million and no debt. Inventory at cost was $32.0 million, similar to the level of inventory last year. Considering the growth in the number of stores over the past year, this represents a three percent decrease in inventory per square foot.

In fiscal 2002, the company opened 45 Wet Seal stores, 17 Arden B. stores and 7 Zutopia stores and closed a total of 34 stores, most of those Wet Seal stores. Given the disappointing results in December, January and February, the company now anticipates opening approximately 35 stores in fiscal 2003, including approximately 27 Wet Seal stores, 7 Arden B. stores and one Zutopia store. As a result, the company expects to spend less than $17.5 million for capital projects during fiscal 2003, compared with $39.0 million spent in fiscal 2002.

Based on current trends, comparable store sales are expected to decline 23 to 28 percent in March and 8 to 14 percent in April. As a result, the company could have a net loss for the quarter of $0.21 to $0.27 per share.

— more —

Teitelbaum added, “Looking ahead, we are committed to improving sales and earnings growth over the long term. This year will be a rebuilding year as we look to not only improve sales performance, but to reduce our selling, general and administrative costs to levels at or below those of fiscal 2002, as well as to effectively manage our inventory to continue to run at industry-leading turnover rates.”

Although the company expects progressive improvements compared to the projected first quarter, in both sales and bottom line performance over the course of the year, it is believed to be too early to project sales and profitability beyond the first quarter, given the uncertainty regarding the macro-economic and geo-political environment.

The Company stock repurchase program continues to be active, with 96,500 shares repurchased quarter-to-date, as of March 19, 2003.

The Wet Seal will host a conference call at 9:00 a.m. Pacific Standard Time today to further review these results. To listen to the conference call, please dial (888) 695-0614 and provide ID#662436. A replay of the call will be available from March 20 – March 28, 2003. To access the replay, please call (888) 203-1112 and provide the ID number above. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4007.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 610 stores in 46 states, the District of Columbia and Puerto Rico, including 480 Wet Seal stores, 100 Arden B. stores and 30 Zutopia stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

# # #

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000'S OMITTED, EXCEPT SHARE DATA)

	13 WEEKS ENDED		52 WEEKS ENDED
	Feb 1, 2003	Feb 2, 2002	Feb 1, 2003	Feb 2, 2002
Net Sales	$161,193	$181,514	$608,509	$601,895
Gross Margin	40,435	67,721	177,538	196,708
S, G & A expense	50,256	44,198	174,130	151,815
Operating income (loss)	(9,821)	23,523	3,408	44,893
Other income
Interest income	523	1,099	3,114	5,127
Income (loss) before taxes	(9,298)	24,622	6,522	50,020
Provision for income taxes (benefit)	(3,650)	9,357	2,283	19,005
Net income (loss)	$(5,648)	$15,265	$4,239	$31,015
Net income (loss) per share, basic	$(0.19)	$0.51	$0.14	$1.05
Net income (loss) per share, diluted	$(0.19)	$0.49	$0.14	$1.02
Weighted average shares outstanding, basic	29,557,967	29,912,151	30,044,673	29,601,368
Weighted average shares outstanding, diluted	29,557,967	30,964,293	31,078,549	30,514,802

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

	Feb 1, 2003	Feb 2, 2002
ASSETS
Cash and cash equivalents	$21,969	$34,345
Short-term investments	39,237	67,523
Merchandise inventory	31,967	32,020
Other current assets	29,931	18,348
Total current assets	123,104	152,236
Property and equipment, net	109,781	93,708
Long-term investments	33,639	30,433
Goodwill, net	6,323	6,323
Other assets	11,778	13,017
Total assets	$284,625	$295,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$13,827	$24,928
Accounts payable—merchandise	22,248	26,962
Accrued liabilities	22,520	19,321
Other current liabilities	—	3,834
Total current liabilities	58,595	75,045
Deferred rent	9,315	8,624
Other long-term liabilities	5,392	4,438
Total long-term liabilities	14,707	13,062
Total stockholders' equity	211,323	207,610
Total liabilities and stockholders' equity	$284,625	$295,717